FOR IMMEDIATE RELEASE

Pitney Bowes Completes Sale of its Management Services Business
to Apollo Funds for $400 Million

STAMFORD, CT., Oct. 1, 2013 – Pitney Bowes Inc. (NYSE: PBI) today announced the successful completion of the sale of Pitney Bowes Management Services for $400 million in cash to funds affiliated with Apollo Global Management, LLC (NYSE: APO) (together with its consolidated subsidiaries, “Apollo”). Proceeds from the sale of the business will be used principally to pay down debt.

Pitney Bowes Management Services becomes a standalone company which will operate under a new name to be determined by Apollo.

The sale of the Pitney Bowes Management Services business to funds affiliated with Apollo, which was announced July 30, 2013, allows Pitney Bowes to focus attention and resources on developing and delivering the highest value technology, innovative software and differentiated services in high value segments of the market, where the Company has distinctive advantage.

About Apollo

Apollo is a leading global alternative investment manager with offices in New York, Los Angeles, Houston, London, Frankfurt, Luxembourg, Singapore, Mumbai and Hong Kong. Apollo had assets under management of approximately $113 billion as of June 30, 2013, in private equity, credit and real estate funds invested across a core group of nine industries where Apollo has considerable knowledge and resources. For more information about Apollo, please visit www.agm.com.

About Pitney Bowes

Pitney Bowes provides technology solutions for small, mid-size and large firms that help them connect with customers to build loyalty and grow revenue. Many of the company’s solutions are delivered on open platforms to best organize, analyze and apply both public and proprietary data to two-way customer communications. Pitney Bowes includes direct mail, transactional mail and call center communications in its solution mix along with digital channel messaging for the Web, email and mobile applications. Pitney Bowes: Every connection is a new opportunity™. www.pb.com.

Forward-Looking Statements

This document contains “forward-looking statements” about our expected or potential future business and financial performance. For us forward-looking statements include, but are not limited to, statements about our future revenue and earnings guidance and other statements about future events or conditions. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to: mail volumes; the uncertain economic environment; timely development, market acceptance and regulatory approvals, if needed, of new products; fluctuations in customer demand; changes in postal regulations; interrupted use of key information systems; management of outsourcing arrangements; changes in business portfolio; foreign currency exchange rates; changes in our credit ratings; management of credit risk; changes in interest rates; the financial health of national posts; and other factors beyond our control as more fully outlined in the Company’s 2012 Form 10-K Annual Report and other reports filed with the Securities and Exchange Commission. Pitney Bowes assumes no obligation to update any forward-looking statements contained in this document as a result of new information, events or developments.

Media Contact:

Pitney Bowes Inc.	Rubenstein Associates, Inc. for Apollo Global Management, LLC

Bill Hughes Chief Communications Officer 203-351-6785 william.hughes@pb.com	Charles Zehren 212-843-8590 czehren@rubenstein.com

Investor Relations Contact:

Pitney Bowes Inc.	Apollo Global Management, LLC

Charles McBride Vice President, Investor Relations 203-351-6349 charles.mcbride@pb.com	Gary M. Stein Head of Corporate Communications 212-822-0467 gstein@apollolp.com

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